                                                                     EXHIBIT 2.5

                       SHARE SALE AND PURCHASE AGREEMENT



                                 By and Between

                           VAALCO GABON (ETAME) INC.,



                                      And



                    SASOL PETROLEUM INTERNATIONAL (PTY) LTD.



                            Concerning the Shares of

                           WESTERN ATLAS AFRIQUE LTD.



                          Dated as of February 4, 2001
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                               TABLE OF CONTENTS
                               -----------------


I    DEFINITIONS

II   PURCHASE AND SALE

III  REPRESENTATIONS AND WARRANTIES OF THE SELLER

IV   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

V    ADDITIONAL AGREEMENTS

VI   TAX MATTERS

VII  CONDITIONS TO CLOSING

VIII INDEMNIFICATION

IX   GENERAL PROVISIONS



SCHEDULE:

1.  ANNEXURE A - DISCLOSURE SCHEDULE OF CONTRACTS OF COMPANY



                                      ii
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                       SHARE SALE AND PURCHASE AGREEMENT


This Share Sale and Purchase Agreement ("Agreement") is made and entered into as of February ___, 2001 (the "Effective Date"), by and between:

VAALCO GABON (ETAME) INC., a corporation organized and existing under the laws of Delaware, U.S.A. (the "Seller"); and

SASOL PETROLEUM INTERNATIONAL (PTY) LTD., a company organized and existing under the laws of South Africa (the "Purchaser").

Seller and Purchaser are sometimes hereinafter referred to collectively as the "Parties" and individually as a "Party".


                             W I T N E S S E T H :
                             -------------------


WHEREAS, Seller is the beneficial owner and the registered holder of all the issued and outstanding Shares in Western Atlas Afrique Ltd., a company organized and existing under the laws of Bermuda (hereinafter referred to as the "Company");

WHEREAS, Seller has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Seller, the Shares, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, Purchaser and Seller hereby agree as follows:


                                   ARTICLE I
                                  DEFINITIONS


SECTION 1.01. Certain Defined Terms. As used in this Agreement (including its Recitals and Schedules), the following terms have the following meanings:

"Action" means any action, claim, suit, proceeding, condemnation or audit by or before any court or other Governmental Authority or any arbitration proceeding.

"Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term "control", as used in the preceding sentence, means, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation, and, with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

"Agreement" means this Share Sale and Purchase Agreement, dated as of February ___, 2001, by and between Seller and Purchaser, including any Exhibits and Schedules attached hereto.

"Assets" means all of the Company's right, title, and interest in and to the following:

(i)    The Petroleum Contract;

(ii) All units that include all or a part of the area subject to the Petroleum Contract;

(iii) All presently existing contracts, agreements and instruments to which the Company's interest in the Petroleum Contract Interest is subject, including operating agreements, unitization, pooling and communitization agreements, joint venture agreements, farmin and farmout agreements, exchange agreements, transportation agreements, processing agreements, agreements for the sale and purchase of oil, gas and/or other liquid or gaseous hydrocarbons or any combination thereof ("Hydrocarbons"), all of which are hereinafter collectively referred to as "Contracts", provided that "Contracts" shall not include the Petroleum Contract Interest;

(iv) All easements, permits, licenses, servitudes, rights-of-way, surface leases and other rights appurtenant to, and used or held for use primarily in connection with, the Petroleum Contract Interest;

(v) Equipment, machinery, fixtures and other tangible personal property and improvements located on the Contract Area or used or held for use primarily in connection with the operation of the Petroleum Contract Interest (the "Equipment");

(vi) All books, records, data, files, maps and accounting records related solely to the Petroleum Contract Interests, or used or held for use primarily in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, maps and accounting records licensed from a third Person which are not transferrable or cannot be disclosed under the terms of the license in the event of a sale of the Company or for which the license will terminate or a transfer fee or similar payment will be incurred upon a sale of the Company, (ii) any computer software that is proprietary to any Affiliate of the Company,
       (iii) attorney-client communications with, and work product of, legal counsel for the Company or any Affiliate of the Company other than Contracts and correspondence of such legal counsel with third Persons, including Governmental Authorities, who are not employed by or acting for such Affiliates or counsel for such Affiliates; and (iv) records relating to the sale of the Shares, including bids received from and records of negotiations with third Persons, not including such records that are or should be included in the Company's minute.

"Books and Records" means all books of account, documents, records and other financial records pertaining to the Company.


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

"Business" means the ownership of the Assets and all operations and activities pursuant to the Petroleum Contract and the Joint Operating Agreement.

"Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Houston, Texas, U.S.A., or in Johannesburg, Republic of South Africa.

"Company" means Western Atlas Afrique Ltd., a company organized and existing under the laws of Bermuda.

"Contract Area" means the Etame Block, offshore Gabon, defined as the "Delimited Area" in the Petroleum Contract.

"Closing" has the meaning set forth in Section 2.02 below.

"Closing Date" has the meaning set forth in Section 2.02 below.

"Disclosure Schedule" means the Disclosure Schedule attached hereto and marked Annexure A.

"Effective Date" means the date of this Agreement.

"Financial Statements" means all the statutory balance sheets and the consolidated statements of income and retained earnings of the Company.

"Government," "Governmental," or "Governmental Authority" means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, or judicial or arbitral, body, whether federal, state, local or foreign.

"Governmental Order" means any order, judgement, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Indemnified Person" has the meaning set forth in Section 8.02 (a) below.

"Joint Operating Agreement" means that certain Joint Operating Agreement (as amended) dated as of April 4, 1997 , by and between Vaalco Gabon (Etame) Inc., Vaalco Energy (Gabon) Inc., Western Atlas Afrique Ltd., Petrofields Exploration & Development Co. Inc. and Alcorn Petroleum and Minerals Corporation.

"Knowledge" shall mean, as to each Party specified below, the actual knowledge of any fact, circumstance or condition after having made a reasonable inquiry with respect to the matters covered by this Agreement, by any of the individuals identified below with respect to such Party: (i) as to Seller, any director or officer of Seller, and (ii) as to Purchaser, any director or officer of the Purchaser.


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

"Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order or rule of common law, as in effect on the date hereof, other than any Environmental Law. For purposes of this definition, "Environmental Law" means any Law relating to (a) the control of any potential pollutant, or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal, transportation or remediation, (c) exposure to hazardous, toxic or other substances alleged to be harmful, and (d) protection of wildlife or cultural or historic resources.

"Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable.

"Losses" of a Person means any and all losses, liabilities, damages, claims, awards, judgements, costs and expenses (including, without limitation, reasonable attorney's fees) actually suffered or incurred by such Person.

"Material Contracts" has the meaning set forth in Section 3.14(a).

"Party" or "Parties" has the meaning set forth above.

"Person" means any individual, partnership, firm, corporation, association, trust, limited liability company, unincorporated organization, a Governmental Authority or other entity.

"Petroleum Contract" means that certain Exploration and Production Sharing Contract (as amended) dated July 7, 1995 by and between the Government of Gabon, Vaalco Energy (Gabon), Inc. and Vaalco Gabon (Etame) Inc.

"Purchaser" means Sasol Petroleum International (Pty) Ltd., a company organized and existing under the laws of South Africa.

"Returns" means all reports, returns, forms, declarations, elections, claims for refund, information statements and any other filing related to or required to be supplied to or filed with any taxing authority or jurisdiction with respect to any Taxes, including any schedule or attachment thereto and any amendments thereof, and including information returns or reports with respect to tax withholding and other payments to third parties.

"Seller" means Vaalco Gabon (Etame) Inc., a corporation organized and existing under the laws of Delaware, U.S.A.

"Shares" means twelve thousand (12,000) shares of common stock of the Company, being all of the issued and outstanding shares of the share capital of the Company.

"Subsidiary" means a corporation (or equivalent legal entity under foreign law) of which another Person owns directly or indirectly more than 50% of the stock, the holders of which are ordinarily and generally, in the absence of contingencies or understandings, entitled to vote for the election of directors and any partnership (or equivalent legal entity under foreign law) in which such other person owns directly or indirectly more than a 50% interest.

"Tax" or "Taxes" means all income, gross receipts, license, sales, use, payroll, employment, franchise, profits, property, excise, severance, occupation, premium, business, value added, stamp, environmental, customs duties, transfer, gains, capital stock, withholding, social security (or similar), worker's compensation, unemployment, compensation, disability, ad valorem, real property, personal property, transfer, alternative or add-on minimum, estimated, or any other taxes, fees, duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, whether disputed or not.

"U. S. Dollars" or "US $" means the lawful currency of the United States of America.

                                  ARTICLE II

                    PURCHASE AND SALE; CLOSING; TERMINATION


2.01. Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, and for good and valuable consideration agreed to by the Parties, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all the Shares on and with effect from the Effective Date free of all charges, liens, encumbrances, claims or restrictions whatsoever and together with all rights which are now, or at any time hereafter may become attached to them (including to receive any dividend or distribution).

2.02  Closing.

(a) Subject to satisfaction or waiver of the conditions set forth in Article VII hereof, the sale and purchase of the Shares contemplated hereby shall take place at a closing (the "Closing") within 3 days after the Purchaser has informed the Seller in writing that approval from the South African Reserve Bank for the transaction has been obtained, such Closing to be held at the offices of the Seller or at such other date or at such other place as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

(b) At the Closing, Seller shall deliver or cause to be delivered to Purchaser in respect of the Company:

     (i) stock certificates evidencing the Shares duly endorsed in blank or accompanied by stock powers duly executed in blank;

     (ii) letters of resignation of each director and officer of the Company resigning from their offices and employment and stating that no moneys are owed to them by the Company and that they have no outstanding claims against the Company;

     (iii) a certificate of an officer of Seller, dated the Closing Date, confirming that (A) the conditions set forth in Sections 7.02 (a) and (b) below have been satisfied, (B) all bank accounts of the Company have been closed, (C) all outstanding powers of attorney authorizing any Person to act on behalf of the Company have been revoked, (D) attaching resolutions by the Board of Directors of Seller authorizing the execution , delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby, and (E) any required approval by the stockholders of the Seller and the consummation of the transactions contemplated hereby; and

     (iv) a true and correct copy of the Company's Certificate of Incorporation, Memorandum of Association, Bye-laws and the original Minute Books of the Company.

(c)  At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

     (i) wire transfer in immediately available funds of any agreed cash consideration in same day funds; and

     (ii) a certificate of an officer of Purchaser, dated the Closing Date, confirming that the conditions set forth in Sections 7.01 (a) and
            (b) below have been satisfied.

(d) At Closing or immediately following Closing, the Purchaser shall duly cause a shareholders meeting of the Company to be duly convened and held at which:

     (i) such persons as nominated by the Purchaser shall be appointed as directors and officers; and

     (ii) the registered office shall be changed to such address as nominated by the Purchaser.

2.03. Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(a)  by the mutual consent of Seller and Purchaser; or

(b) By either Seller or Purchaser if the Closing has not occurred by the close of business on April 15 2001, and if the failure to consummate the transactions contemplated hereby on or before such date did not result from the failure by the Party seeking termination of this Agreement to fulfill any undertaking or commitment provided

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for herein that is required to be fulfilled by such Party or its Affiliates at or prior to Closing.



                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF SELLER

3.01 DISCLAIMERS.

      (a) Except as and to the extent expressly set forth in this Article 3 or in the certificate of Seller to be delivered pursuant to Section 2.02(b), (i) Seller makes no representations or warranties, express or implied, and (ii) Seller expressly disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Purchaser or any of its Affiliates, employees, agents, consultants or representatives (including, without limitation, any opinion, information, projection or advice that may have been provided to Purchaser by any officer, director, employee, agent, consultant, representative or advisor of Seller or any of its Affiliates).

      (b) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN THIS ARTICLE 3 OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 2.02(b), WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO, (I) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (II) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (III) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS,
(IV) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, (V) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, OR (VI) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.

                                      -7-
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(c)    Subject to the foregoing provisions of this Section 3.1, and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser the matters set out in Sections 3.2 through 3.25.

3.02. Incorporation and Authority of the Seller. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

3.03. Incorporation and Qualification of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Bermuda and has the requisite power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on that portion of the Business as currently conducted by the Company in all material respects. The Company is duly qualified as a foreign corporation to do business, and is in good standing in Gabon. True, correct and complete originals or copies of the Company's charter and organizational documents, bylaws, minute books, stock register books and other corporate books and records (containing all amendments, corrections or modifications thereof) have been made available to Purchaser. For the period of time in which Seller has owned the Shares, and to Seller's Knowledge, prior to such time as Seller acquired the Shares, the minute books of the Company reflect all material action taken by the Company's board of directors and stockholders in their capacities as such.

3.04.  Capital Stock of the Company.   For the period of time in which Seller
has owned the Shares, the Company has not at any time carried on or held any interest in or in connection with any business other than the Business. Prior to such time as Seller acquired the Shares, to Seller's Knowledge, the Company was formed by Seller's predecessor in interest in 1997, and since the date of its formation the sole activity of the Company has been to own an interest in the Petroleum Contract and undertake activities related to the Business; the Company has not owned any material property (real, personal or mixed) other than its interest in the Petroleum Contract and any bank account balances; and the Company was not engaged in and is not otherwise a party to any joint venture, partnership or enterprise other than as directly regards and concerns the Business. The Shares constitute all the issued and outstanding shares of capital stock of the Company. The Shares have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any pre-emptive rights. There are no outstanding options, warrants or rights of conversion or other rights, agreements, arrangements or commitments relating to the capital stock of the Company obligating the Company to issue or sell any of its shares of capital stock or other securities. In addition, the Shares are free and clear of any security interests, pledges or other encumbrance. The Seller is the recorded and beneficial owner of the Shares except as a result of Seller's obligation to transfer the Shares to Purchaser pursuant to this Agreement and any restriction on transfer to others arising out of this Agreement. Subject to the conditions under Section 7.01, on the Closing Date, Seller will transfer and deliver to Purchaser valid title to all the Shares free and clear of any security interests, pledges or encumbrances.

3.04. Subsidiaries. The Company has no Subsidiaries, equity investments, joint ventures or interests in any other business entities, and has never had any Subsidiaries, equity investments, joint ventures or interests in other business entities.

3.05. No Conflict. The execution, delivery and performance of this Agreement by Seller do not and will not (a) violate or conflict with the Certificate of Incorporation or By-laws of the Seller or the Company, (b) conflict with or violate any Law or Governmental Order applicable to Seller or the Company, or
(c) result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to, the Joint Operating Agreement, the Petroleum Contract or any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which Seller or the Company is a party or by which any of the assets or properties of the Company is bound or affected.

3.06. Financial Statements. The Seller has caused the Company's Financial Statements to be prepared and delivered to Purchaser. The Financial Statements have been prepared in accordance with international accounting standards applied on a consistent basis and fairly present in all material respects the financial position and results of operations of the Business for the period covered thereby.

3.07. Absence of Undisclosed Liabilities. As of the Closing Date, there shall be no Liabilities of the Company, except (a) as set forth in the Disclosure Schedule attached to this Agreement, (b) for Liabilities under the Petroleum Contract, the Joint Operating Agreement and the other Material Contracts identified in Section 3.14(a) of this Agreement, (c) with respect to matters otherwise addressed by any of the representations, warranties or covenants made by Seller in this Agreement, or (d) except as stated otherwise in this Agreement, for Liabilities incurred in the ordinary course of business after the Effective Date and prior to the Closing Date or pursuant to the Petroleum Contract or Joint Operating Agreement.

3.08. Absence of Litigation. As of the date of this Agreement there are no Actions pending or, to the Knowledge of Seller, threatened against the Seller, the Company or any of the assets or properties of the Company, and, to Seller's Knowledge, there are no circumstances which are reasonably likely to give rise to any Actions. As of the date of this Agreement no injunctions have been granted against the Company.

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

3.09. Compliance with Laws. Except as set forth in the Disclosure Schedule, to the Knowledge of Seller, the Company and the conduct of the Business are in substantial compliance with all applicable Laws, and all Tax Returns and filings required to be made by the Company have been duly made, and the statutory books have been properly kept and contain a true, accurate and complete record of the matters dealt with therein. As of the date of this Agreement, neither Seller nor the Company has received any written notice to the effect that Seller or the Company is not in compliance with any applicable Laws.

3.10. Consents, Approvals, Licenses, Etc. No consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority, or any other Person or entity, is required to be made or obtained by the Seller, except as set forth in the Disclosure Schedule in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, except where the failure to obtain such consents, approvals, authorizations, licenses, orders or permits of, or to make such declarations, filings or registrations or notifications, either individually or in the aggregate would not prevent Seller from performing its obligations under this Agreement.

3.12. Insurance. All properties and risks of the Company are covered by valid and currently effective insurance policies or binders of insurance or programs of self-insurance in such types and amounts as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company. As of the date of this Agreement there are no pending claims and, to Seller's Knowledge, no event exists which may give rise to any claim under such insurance policies. Seller shall keep in full force and effect all insurance policies maintained in respect of the Business of the Company until the Closing Date, and any proceeds of insurance received in respect of any event occurring after the Effective Date and on or before the Closing Date shall be an asset of and be paid to the Company. At Closing, Seller shall terminate all insurance maintained by or on behalf of the Company and Purchaser shall procure such insurance as it deems advisable or appropriate.

3.13.  Taxes.   Except as disclosed on the Disclosure Schedule:

       (a) The Company has filed, or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate taxing authority all Returns required to be filed with respect to Taxes of the Company, and such Returns are true, complete and correct in all material respects;

       (b) All Taxes shown to be due and payable on all filed Returns of or with respect to the Company, and all Taxes required to be paid or deposited by or with respect to the Company, or on subsequent assessments with respect thereto, have been paid or deposited in full on a timely basis;

       (c) There are no outstanding agreements or waivers extending the period for filing any Returns or for assessment or collection of Taxes with respect to the Company;

       (d) No other Taxes are payable by the Company with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any date prior to and including the Closing Date;

       (e) The Company, or Seller on behalf of the Company, has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and other withholding requirements, including maintenance of required records with respect thereto, in connection with any amounts paid or owing to any employee, creditor, independent contractor or any other Person with respect to any date prior to and including the Closing Date;

       (f) There are no liens on any of the assets of the Company with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that the Company is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established;

       (h) To Seller's Knowledge, no claim has ever been made by an authority in a jurisdiction where the Company does NOT file tax returns that the Company is or may be subject to taxation by the jurisdiction for any taxable period;

       (i) The Company is not a party to any allocation or Tax sharing arrangement, and the Company has no liability for the Taxes of any person other than the Company under any tax consolidation or tax grouping law; as a transferee or successor, by contract or by any other means.

3.14.  Material Contracts.

(a) The Disclosure Schedule attached to this Agreement lists all of the contracts to which the Company or its Affiliates are a party that are material to the ownership of the Company's interest under the Petroleum Contract and the Joint Operating Agreement, in effect as of the date of this Agreement (the "Material Contracts"). Seller has provided Purchaser with true, complete and accurate copies of the Material Contracts. Except as set forth in the Disclosure Schedule, to Seller's Knowledge, (i) the Material Contracts are in full force and effect as of the date hereof in accordance with their terms and conditions,
(ii) neither the Company nor any of its Affiliates who are a party to any Material Contract, is, as of the date hereof, in material breach of or material default under any Material Contract, and (iii) neither the Company nor any of its Affiliates who are a party to any Material Contract have given or received a written notice of any action to terminate, rescind, procure a judicial reformation of, or amend any Material Contract in a manner materially adverse to the Company's interests.

3.15. Affiliate Agreements. The Disclosure Schedule sets forth a list of all contracts existing as of the date of this Agreement which relate to (a) the provision or sharing of products or services to the Company by Seller or by any other division, unit or Affiliate of Seller or (b) the provision or sharing of products or services by the Company to Seller or to any other division, unit or Affiliate of Seller and except as may arise under the Petroleum Contract and the Joint Operating Agreement, or other Material Contracts Seller shall ensure that, at Closing, all such contracts have been terminated without liability to the Company and all amounts due under such contracts shall have been paid or waived by Seller or such Affiliate.

3.16. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

3.17 Consultants. The Company has not entered into any contract with any consultant pursuant to which any compensation would be payable on or after the Closing Date.

3.18 Pension Obligations. The Company has no pension scheme or other arrangement or any liability to pay any pension to any present or past director, officer or expatriate employee.

3.19 Petroleum Contract Interest. The Company is the legal and beneficial owner of a 20% interest under the Petroleum Contract and Joint Operating Agreement, and all of such ownership is free of all charges, pledges, liens, assignments, security interests or other third party rights and encumbrances, except as set forth in the Disclosure Schedule, and other than as is provided for in the Petroleum Contract and the Joint Operating Agreement.

3.20 Royalties, Production Payments, etc. Except as set forth in the Disclosure Schedule, the Company has not entered into any agreement in the nature of a farm-out, overriding royalty, production payment or otherwise granting to any Person any other rights over, or entitlement to, hydrocarbons produced under the Petroleum Contract or the Joint Operating Agreement, or which otherwise restrict the Company's ability to dispose freely of any hydrocarbons produced thereunder.

3.21 Powers of Attorney. All powers of attorney authorizing Persons to act on behalf of the Company will be revoked by Seller on or before Closing.

3.22 Guarantees. The Company has not issued any guarantee or indemnity save as contained in the Petroleum Contract and the Joint Operating Agreement.

3.23 Environmental Matters. Except as disclosed in the Disclosure Schedule, the Business have been operated in compliance with all applicable Environmental Laws. Except as set forth in the Disclosure Schedule, neither Seller, any Affiliate of Seller nor any other Person has filed or given any notice or report under any Law indicating or reporting any past or present treatment, storage, disposal, processing, remediation, transportation, transmission or other handling, or any spill, discharge or release, of any

Hazardous Materials with respect to the Business. Except as set forth in the Disclosure Schedule, there has been no contamination of, or releases of hazardous materials into, groundwater, surface water or soil resulting from the use, construction, maintenance or operation of the Business which would require such a report or would require remediation under applicable Environmental Laws, except for such contamination or releases as would not have a material adverse effect. Except as set forth in the Disclosure Schedule, all hazardous materials generated from the use, construction, maintenance or operation of the Business have been handled and disposed of in accordance with applicable Environmental Laws, except for such non-compliance as would not have a material adverse effect. There are no liabilities, whether under Environmental Laws or common law, to any Governmental Authority or to any private person in connection with any release, discharge, spill, disposal, storage, treatment, processing, remediation, transportation, transmission or other handling of hazardous materials that would adversely affect the business of the Company or the value of the Business.

3.24 Employees. The Company has no employees and no employee benefit plans. The Company's directors and officers are not directly compensated by the Company.

3.25 Permits and Filings. The Company has all permits and all of the permits are in full force and effect and all fees and charges relating thereto have been paid. All application for renewal of any permits have been timely filed and no modifications of any permit or application for renewal of any permit is required for the Company to hold such permits. All filings and notices required to be made with any Governmental Authority with respect to the Assets have been made or given as required by Law and are current, in full force and effect and are not in default.

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER


Purchaser hereby represents, warrants and undertakes to Seller in the terms of the representations, warranties and undertakings set out in this Article IV.

4.01. Incorporation and Authority of the Purchaser. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of South Africa and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller) constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.02. No Conflict. The execution, delivery and performance of this Agreement by Purchaser do not and will not (a) violate or conflict with the Certificate of Incorporation or By-laws of Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to Purchaser, or (c) result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on any of the assets or properties of Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which Purchaser is a party or by which any of Purchaser's assets or properties is bound or affected.

4.03. Consents and Approvals. Except as described on the Disclosure Schedule, no consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority, or any other Person or entity, is required to be made or obtained by Purchaser or any of its Affiliates in connection with the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby.

4.04. Absence of Litigation. No Action is pending or, to the Knowledge of Purchaser, threatened against Purchaser which would, individually or in the aggregate, delay the consummation of the transactions contemplated by this Agreement.

4.05 Financing. The Purchaser has all funds necessary to consummate the transactions contemplated by this Agreement.

4.06. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS


5.01. Conduct of Business Prior to the Closing. During the period from the date of this Agreement until the Closing Date, unless this Agreement is sooner terminated as provided in Section 2.03 above:

(a) Seller covenants and agrees that it shall not permit the Company to conduct the Business other than in the ordinary and usual course and consistent with their prior practice, except as provided in this Agreement.

(b) Seller covenants and agrees that it will not permit the Company to amend its Certificate of Incorporation or By-laws (or equivalent organization documents) or merge or consolidate, or obligate itself to do so, with or into any other entity, without the prior written consent of Purchaser.

(c) Except to the extent set forth on the Disclosure Schedule, Seller and the Company shall prepare and timely file all Returns required to be filed by them and all such Returns shall be true, complete and correct in all material respects and prepared on a basis consistent with previously filed returns. Purchaser shall have a reasonable opportunity to review and comment on all such Returns.

(d) The following matters shall require the prior written consent of Purchaser which consent shall not be unreasonably withheld:

     (i) Except as described in or related to AFE #005 dated December 5, 2000, related to the Etame V3 Well, the acquisition or disposal of or agreement to acquire or dispose of any material assets of the Company, or agreement to amend the Petroleum Contract and/or the Joint Operating Agreement (except as provided in Amendment One to the Joint Operating Agreement), or assumption or incurring or agreement to assume or incur any new or additional liabilities (including contingent liabilities) by the Company;

     (ii) the modification of any of the rights attached to any of the Shares or the creation or issue of any new shares or the grant, or agreement to grant, of any option over any of the Shares or new shares or uncalled capital of the Company or the issue of any obligations convertible into shares of the Company;

     (iii) the admission of any Person (other than a Party) as a member of the Company;

     (iv)   the granting of any guarantee or indemnity by the Company;

     (v) except as described in AFE #005, the making of any capital commitments by the Company;

     (vi) the borrowing or lending of any monies by the Company save as inter-company loans from any Affiliate of the Company on terms that such loans are repaid in full at Closing; and

     (vii) the creation of any debenture, charge, mortgage or other encumbrance over the Assets of the Company or the Shares.

(e) During the period from the date of this Agreement to the Closing Date, unless this Agreement is sooner terminated as provided in Section 2.03 above, Seller shall procure that:

       (i) the Company exercises its voting rights at all management or operating committee meetings held pursuant to the Joint Operating Agreement only after having consulted in a reasonably timely manner with Purchaser, to the extent that such consultation is reasonably practicable under the circumstance;

       (ii) all loans or intercompany accounts payable between the Company and Seller or any Affiliate of Seller shall be settled prior to the Closing Date, and all indebtedness for borrowed money owing by the Company to any party other than Seller or any Affiliate of Seller shall be repaid in full prior to the Closing Date; and

       (iii) all loans or advances due to or from any directors, officers or employees (past or present) of the Company have been repaid in full.

5.02. Confidentiality. Each Party agrees that, between the date of this Agreement and the Closing Date, it shall not provide a copy of all or any portion of this Agreement to any Person other than (i) an Affiliate of such Party, or (ii) any attorney, accountant or banker engaged by such Party or any of its Affiliates who agrees to maintain the confidentiality of this Agreement.

5.03. Notifications; Updates to Disclosure Schedule. Between the date of this Agreement and the Closing Date, the Parties will promptly notify each other in writing if they become aware of any fact, condition or occurrence that causes or constitutes a material breach of any of the representations, warranties or covenants in this Agreement. Should any such fact, condition or occurrence discovered or occurring prior to Closing require any change in the Disclosure Schedule, or should Seller become aware of any other information that it reasonably believes should be included in the Disclosure Schedule, Seller will promptly deliver to Purchaser a supplement to the Disclosure Schedule specifying such change. The Disclosure Schedule shall only be amended and supplemented by mutual consent of the Parties.

5.04.  Access to Information.

(a) From the date of this Agreement until the Closing, upon reasonable notice, Seller shall, and shall cause the officers, employees, and agents of Seller and the Company, to afford the officers, employees and authorized agents and representatives of Purchaser reasonable access, during normal business hours, to the properties, Books and Records and Returns of the Company whether in possession of the Company, Seller or third-party professional advisors or representatives in order that Purchaser may have full opportunity to make such investigations as it shall desire to make of the affairs of the Company. Subject to receiving the prior written consent from Seller, such consent to not be unreasonably denied, and Purchaser will be afforded reasonable access to the third party advisors, including accountants and attorneys, of Seller and the Company in connection with the investigation of the Books and Records, Returns, and the Business of the Company.

(b) Each Party agrees that it will cooperate with and make available to the other Party, during normal business hours, subject to reasonable prior notice, all Books and Records and information retained and remaining in existence after the Closing Date which are necessary or useful in respect of any Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The Party requesting any such Books and Records and information shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records or information. Seller may require certain financial information relating to the Business for periods prior to the Closing Date for the purpose of filing federal, state, local and foreign Tax returns and other governmental reports, and Purchaser agrees to furnish such information to Seller at Seller's request and expense. All Books and Records and information provided to Seller shall be used only for the purpose provided and shall be kept confidential save to the extent disclosure is required to be made.

(c) Each Party agrees that it will provide to the other Party copies of all correspondence received from any taxing authority by such Party or any of its Affiliates in connection with Taxes for which the other Party is or may be liable under this Agreement.

5.05.  Regulatory and Other Authorizations; Consents. Without prejudice to
Article VII, each Party hereto shall use all reasonable endeavours to obtain all authorizations, consents, orders and approvals of, and to give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. The Parties hereto acknowledge that time shall be of the essence in this Agreement and agree not to take any action that will have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals. In particular and without limiting the foregoing, Purchaser covenants that it will diligently seek all requisite approvals from the Bermuda Monetary Authority to transfer the Shares and the Reserve Bank of South Africa to transfer currency necessary to make payment of the Purchase Price to Seller.

5.06. Further Action. Subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use its best efforts to deliver or cause to be delivered such documents and other papers and to take or cause to be taken such further actions as may be necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby.

5.07 AFE #005 dated December 5, 2000. Notwithstanding the Effective Date, Company shall be responsible for payment of its Petroleum Contract Interest share of costs described in AFE #005 dated December 5, 2000 and the associated administrative charges in the approved budget of the Operating Committee, for the planning of the well covered by AFE #005, and the administration of the Petroleum Contract from October 1, 2000 onwards.

                                  ARTICLE VI

                                  TAX MATTERS


6.01. Conveyance Taxes. Any transfer, stamp, registration, or similar Tax imposed with respect to the sale of Shares or any other transaction contemplated under this Agreement will be borne by the Party on whom the relevant law places the burden of such Tax.

6.02 Returns and Taxes for Periods Through the Closing Date. Seller shall be liable and responsible for, and indemnify and hold Purchaser harmless from, (1) any income, profit or capital gains Taxes caused by or resulting from the sale of the Shares or any other transaction contemplated under this Agreement (other than Taxes described in Section 6.01), (2) any Taxes of Seller or any of its Affiliates imposed on the Company solely on the basis of joint and several liability for such Taxes or Taxes resulting from the inclusion of the Company in any affiliated, consolidated, combined, unitary or similar group for Tax purposes (even if such Taxes relate to periods after the Effective Date), and
(3) any Taxes of the Company (or of other Persons to the extent the Company is liable for the payment of such Taxes) for any taxable period ending on or prior to the Effective Date (and the portion, determined as described in Section 6.04, of any such Taxes for any taxable period beginning prior to and ending on or after the Effective Date which is allocable to the portion of such period occurring on or prior to the Effective Date). Notwithstanding any provision of this Agreement to the contrary, Seller shall not cause any amended Return after Closing to be filed by or with respect to the Company without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. Purchaser agrees to pay to Seller any refund received after the Closing Date by Purchaser or the Company in respect of any Taxes of the Company for which Seller is liable under this Section 6.02, but only to the extent such refund does not result from the carry back of net operating losses or other tax attributes from a taxable period of the Company ending after the Closing Date. Seller agrees to pay to Purchaser any refund received after the Closing Date by Seller or its Affiliates in respect of any Taxes of the Company for which Purchaser is liable under Section 6.04. Any refunds of such Taxes shall be paid to the other Party within a reasonable period after its receipt. Seller shall not cause any election to be made to treat the Company as a partnership, branch or division for income tax purposes. Purchaser shall not cause make any election to be made to treat the Company as a partnership, branch or division for income tax purposes which is effective at or prior to the Closing.

6.03 Tax Sharing Agreements. Seller and the Company shall, on or before the Closing Date but as of the Effective Date, terminate all tax allocation or tax sharing agreements or arrangements with respect to the Company and shall ensure that such agreements or arrangements are of no further force or effect as to the Company on and after the Closing Date and there shall be no further liability or obligation of the Company under any such agreement or arrangement for any taxable year (whether the current year, a future year or a past year).

6.04 Post-Closing Returns and Examinations. Purchaser shall be responsible for the preparation and filing of all Returns, and payment to the appropriate taxing authority of Taxes, of the Company for taxable periods ending after the Effective Date. Seller shall cooperate with Purchaser in providing information necessary for the filing of such Returns. Seller shall be responsible for the preparation and filing of all Returns, and payment to the appropriate taxing authority of Taxes, of the Company for taxable periods ending prior to or on the Effective Date provided that (1) all such Returns shall be prepared on a basis consistent with previously filed Returns, (2) Purchaser have a reasonable opportunity to review and comment on any such Returns, if it bears any relevance to the Company or its Business activities after the Effective Date, within a reasonable period, and (3) Seller shall provide copies of any such Returns to Purchaser within a reasonable period after they are filed. Purchaser shall be liable and responsible for, and indemnify and hold Seller harmless from, any Taxes of the Company (or of other Persons to the extent the Company is liable for the payment of such Taxes) for which Seller is not liable under this Agreement. Taxes of the Company for any taxable periods beginning prior to and ending after the Effective Date shall be allocated between the portion occurring prior to the Effective Date and the portion occurring after the Effective Date based on the actual business operations, activity, and transactions of the Company taken place on or prior to, and after, the Closing Date, except that property, ad valorem or similar Taxes which are not based on or measured by production and Taxes which are based on capital or net worth shall be so allocated on a per diem basis. In the case of any Return filed by Purchaser for any taxable period of the Company beginning prior to and ending after the Effective Date, Seller shall reimburse Purchaser on request for any Taxes payable on such Returns for which Seller is liable under this Agreement.

In the case of any audit, examination or other proceeding ("Proceeding") with respect to Taxes for which Seller is or may be liable pursuant to this Agreement, Purchaser shall promptly inform Seller, and, in the case of Taxes for which Seller is solely liable under this Agreement, Purchaser shall afford Seller, at Seller's expense, the opportunity to control the conduct of such Proceeding provided Seller notifies Purchaser of its desire to control such Proceeding as soon as possible. Purchaser shall execute or cause to be executed powers of attorney or other documents necessary to enable Seller to take all actions desired by Seller with respect to any Proceeding which Seller is entitled to control pursuant to this Section 6.04. Notwithstanding any provision of this Section 6.04 to the contrary, Seller shall not have the right to control any Proceeding if, as a result of such Proceeding, the Taxes for which Purchaser is liable under this Agreement would be likely to be materially increased.

Notwithstanding the foregoing, Seller shall not agree to any settlement concerning Taxes of the Company (or other Persons to the extent the Company is liable for the payment of such Taxes) which may result in an increase in Taxes of the Company (or of other Persons to the extent the Company is liable for the payment of such Taxes) for which Purchaser is liable under this Agreement without the prior written consent of Purchaser.

By written notice to Seller, Purchaser shall have the right at any time to instruct Seller to forego Proceedings with respect to any item for which Seller may be liable to indemnify Purchaser. Such notice shall constitute a waiver of the right of Purchaser to indemnification for any Taxes arising out of such item for the period or periods involved, but shall not otherwise affect any rights of Purchaser or Seller under this Section 6.04 other than the right of Seller to control the Proceedings.


                                  ARTICLE VII

                             CONDITIONS TO CLOSING


7.01. Conditions of Seller to Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment or waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing date.

(b) Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed and observed by it under this Agreement prior to or on the Closing Date.

(c) No Action. On the Closing Date, no suit, Action, or other proceeding (excluding any Action initiated by Seller or any of its Affiliates) shall be pending or threatened before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain the consummation of the transactions contemplated by this Agreement or recover substantial damages from Seller or any Affiliate of Seller resulting therefrom; and

(d) Consents and Waivers. All necessary consents and approvals required from Governmental Authorities and all material consents and approvals required from other third Persons for the consummation of the transactions contemplated by this Agreement shall have been granted, and all preferential purchase rights, rights of first opportunity and similar rights with respect to such transactions shall have been waived, expired without exercise, or, in the case of rights of first opportunity, resulted in an offer which was properly rejected by Seller or the Company, as applicable.

7.02. Conditions of Purchaser to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment or waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b) Performance. Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed and observed by it under this Agreement prior to or on the Closing Date.

(c) No Action. On the Closing Date, no suit, action, or other proceeding (excluding any Action initiated by Purchaser or any of its Affiliates) shall be pending or threatened before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain the consummation of the transactions contemplated by this Agreement or recover substantial damages from Purchaser or any Affiliate of Purchaser resulting therefrom; and

(d) Consents and Waivers. All necessary consents and approvals required from Governmental Authorities and all material consents and approvals required from other third Persons for the consummation of the transactions contemplated by this Agreement shall have been granted, and all preferential purchase rights, rights of first opportunity and similar rights with respect to such transactions shall have been waived, expired without exercise, or, in the case of rights of first opportunity, resulted in an offer which was properly rejected by Seller or the Company, as applicable.

(e) Currency and Shares Transfer Approval. Purchaser shall have received all requisite approvals from the Reserve Bank of South Africa to transfer any consideration pursuant to this Agreement and from the Bermuda Monetary Authority authorizing the transfer of the Shares.

(f) Material Adverse Change. There shall have been no material adverse changes since the Effective Date in the Business, operations, assets or condition of the Company, taken as a whole, except as may have resulted from general changes in hydrocarbon prices or general changes in industry, economic or political conditions and except as a result from any change related to the drilling, testing, completion, production or operation of the Etame 3V Well.

(g) Opinion of Bermuda Counsel. Seller shall provide Purchaser with an opinion from Bermuda counsel in a form previously submitted to Western Atlas International Inc.

(h) Closing Audit. The Purchaser shall have performed a Closing audit immediately prior to Closing and such audit, performed to the satisfaction of the Purchaser, reveals no material variance from information supplied to Purchaser during Purchaser's due diligence exercise.

                                 ARTICLE VIII

                                INDEMNIFICATION


8.01   Indemnification.

(a) From and after Closing, Purchaser shall indemnify, defend and hold harmless Seller from and against all Damages incurred or suffered by Seller:

       (i) caused by or arising out of or resulting from the Company's ownership, use or operation of the Petroleum Contract, Business or the Assets on and after the Effective Date;

       (ii) caused by or arising out of or resulting from Purchaser's breach of any of Purchaser's covenants or agreements contained in this Agreement; or

       (iii) caused by or arising out of or resulting from any breach of any representation or warranty made by Purchaser contained in this Agreement or in the certificate delivered by Purchaser at Closing pursuant to Section 2.04;

       EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, but excepting Damages to the extent caused by the gross negligence or willful misconduct of such Indemnified Person and further excepting in each case Damages against which Seller would be required to indemnify Purchaser under Section 8.01(b) at the time the claim notice is presented by Purchaser.

(b) From and after Closing, Seller shall indemnify, defend and hold harmless Purchaser against and from all Damages incurred or suffered by Purchaser:

       (i) caused by or arising out of or resulting from the Company's ownership, use or operation of the Petroleum Contract, Business or the Assets before the Effective Date;

       (ii) attributable to or arising out of the Company's obligations and liabilities with respect to actions, suits or proceedings, if any, scheduled on the Disclosure Schedule;

       (iii) caused by or arising out of or resulting from Seller's breach of any of Seller's covenants or agreements contained in this Agreement; or

       (iv) caused by or arising out of or resulting from any breach of any representation or warranty made by Seller contained in this Agreement, or in the certificate delivered by Seller at Closing pursuant to Section 2.02;

       EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, but excepting Damages to the extent caused by the gross negligence or willful misconduct of such Indemnified Person.

(c) Notwithstanding anything to the contrary contained in this Agreement, this Section 8.01 contains the Parties' exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Sections 2.04. From and after Closing, except for the remedies contained in this Section 8.01, and any other remedies available to the Parties at law or in equity for breaches of provisions of this Agreement, Seller and Purchaser each releases, remises and forever discharges the other and its Affiliates and all such Persons' stockholders, officers, directors, employees, agents, advisors and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to or arising out of this Agreement or to the extent covered under Section 8.01 hereof the Company's ownership, use or operation of the Petroleum Contract, including without limitation any rights under insurance policies issued or underwritten by the other Party or any of its Affiliates and any rights under agreements between the Company and Seller or any other Affiliate of the Company, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, but excepting suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest or causes of action caused by the gross negligence or willful misconduct of such released Person and further excepting any contractual rights and obligations arising after the Effective Date under the Petroleum Contract and Joint Operating Agreement relating to the operations described in such agreements.

(d) "Damages", for purposes of this Article 8.01, shall mean the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that Purchaser and Seller shall not be entitled to indemnification under this Section 8.01 for, and "Damages" shall not include, (i) loss of profits or other consequential damages suffered by the Party claiming indemnification, or any punitive damages, or (ii) any liability, loss, cost, expense, claim, award or judgment to the extent resulting from or increased by the actions or omissions of any Indemnified Person after the Closing Date.

(e) The indemnity to which each Party is entitled under this Section 8.01 shall be for the benefit of and extend to such Party's present and former Affiliates, and its and their respective directors, officers, employees, and agents. Any claim for indemnity under this Section 8.01 by any such Affiliate, director, officer, employee or agent must be brought and administered by the applicable Party to this Agreement. No Indemnified Person other than Seller and Purchaser shall have any rights against either Seller or Purchaser under the terms of this Section. Each of Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Section on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section.

(f) This Section 8.01 shall not apply in respect of Tax matters, which are covered by Article VI of this Agreement.

(g) Purchaser and Seller agree that any remediation activities undertaken with respect to any claimed Damages relating to a breach of Seller's representation and warranty pursuant to any Claim related to environmental matters covered by such representation and warranty, whether conducted by Purchaser or Seller, shall be reasonable in extent and cost effective and shall not be designed or implemented in such a manner as to exceed what is required to cause a condition to be brought into compliance with applicable Laws.

8.02   INDEMNIFICATION ACTIONS.

(a) All claims for indemnification under Section 8.01 shall be asserted and resolved as follows: For purposes of this Article 8, the term "Indemnifying Person" when used in connection with particular Damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 8, and the term "Indemnified Person" when used in connection with particular Damages shall mean a Person having the right to be indemnified with respect to such Damages pursuant to this Article 8.

(b) To make claim for indemnification under Section 8.01 an Indemnified Person shall notify the Indemnifying Person of its claim, including the specific details of and specific basis under this Agreement for its claim (the "Claim Notice"). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a "Claim"), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Person to give notice of a Claim as provided in this Section 8.02 shall not relieve the Indemnifying Person of its obligations under Section 8.01 except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Claim or otherwise prejudices the Indemnifying Person's ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its liability to defend the Indemnified Person against such Claim under this Article 8. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Person admits or denies its liability to defend the Indemnified Person, the Damages for which the Indemnified Person is seeking indemnity shall be conclusively deemed a liability of the Indemnifying Person hereunder. The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d) If the Indemnifying Person admits its liability to indemnify the Indemnified Person, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 8.02(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnified Person's liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all liability in respect of such Claim) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Person does not admit its liability to indemnify the Indemnified Person or admits its liability but fails to diligently defend or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person's choosing, subject to the right of the Indemnifying Person to admit its liability to indemnify the Indemnified Person and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Person has not yet admitted its liability to indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its liability for indemnification with respect to such Claim and (ii) if liability is so admitted, assume the defense of the Claim, including the power to reject the proposed settlement. If the Indemnified Person settles any Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its liability for indemnification in writing and assumed the defense of the Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

(f) In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its liability for such Damages or (iii) dispute the claim for such Damages. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such Damages, the amount of such Damages shall conclusively be deemed a liability of the Indemnifying Person hereunder.

8.03   LIMITATION ON ACTIONS.

(a) The representations, warranties and covenants of the Parties in this Agreement, and the corresponding representations and warranties given in the certificates delivered at Closing pursuant to Section 2.02, as applicable, shall survive the Closing for a period of two years, except the representations and warranties of Seller set forth in Sections 3.02,
       3.03 and 3.04 shall survive indefinitely. The remainder of this Agreement shall survive the Closing without time limit except as may otherwise be expressly provided herein. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b) Seller and Purchaser shall not have any liability for any indemnification under Section 8.01 until and unless the aggregate amount of the liability for all Damages for which Claim Notices are delivered by a party exceeds sixty thousand dollars ($60,000) U.S. and then only to the extent such Damages exceed sixty thousand dollars ($60,000), provided, however, that this
       Section 8.03(b) shall not limit Seller's liability under Section 8.01(b)(i) and (ii).

(c) The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 8 shall be reduced by the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates.


                                  ARTICLE IX

                              GENERAL PROVISIONS


9.01. Expenses. Except as provided otherwise in Section 6.01, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.02):

       (a)  If to the Seller:

                     VAALCO Gabon (Etame), Inc.
                     4600 Post Oak Place, Suite 309
                     Houston, Texas 77027
                     Attention: President
                     Telephone: 713-623-0801
                     Telefax: 713-623-0982


       (b)  If to the Purchaser:

                     Sasol Petroleum International (Pty) Ltd.
                     Grace Hotel & Office Block
                     24 Tyrwhitt Avenue, Rosebank 2196

                     Johannesburg, South Africa
                     Attention: Manager, West Africa
                     Telefax:  27 11 441-3974
                     Telephone:  27 11 441-3948

9.03. Public Announcements. Unless otherwise required by applicable Law or rules of any stock exchange on which the shares of a Party or its Affiliates are listed, no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior notification to the other Party, and the parties shall cooperate as to the timing and contents of any such announcement.

9.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9.06. Entire Agreement. This Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral between Seller and Purchaser with respect to the subject matter hereof and except as otherwise expressly provided herein.

9.07. Assignment. Neither this Agreement nor any of the rights and obligations of the Parties hereunder may be assigned by any of the Parties hereto without the prior consent of the other Party hereto. Subject to the first sentence of this Section 9.07, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns and no other person shall have any right, obligation or benefit hereunder.

9.08. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.09. Waivers and Amendments. This Agreement may be amended or modified, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties hereto or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any other right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at Law or in equity.

9.10. Specific Performance. The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement required to be performed prior to the Closing was not performed in accordance with the terms hereof and that, prior to the Closing, the Parties shall be entitled to specific performance of the terms hereof, in addition to any other right to claim damages.

9.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas and the United States of America, excluding any conflicts of law, rule or principle that might refer such matters to the laws of another jurisdiction.

9.12   Dispute Resolution

(a) Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, or validity thereof, which is not amicably settled by the Parties, shall be settled by the arbitration of a single arbitrator under the Rules of the London Court of International Arbitration, which Rules are deemed to be incorporated by reference to this Clause.

(b) The seat of the arbitration shall be England, and the place of the arbitration shall be London. The language of the arbitration shall be English. The Parties hereby agree pursuant to Section 45 and 69 of the English Arbitration Act of 1966 to exclude any application to the court to determine on a question of law or an appeal to the court on a question of law in relation to any award made.

(c) The Parties agree that the decision or award of the arbitrator is final and will be the sole and exclusive remedy between them regarding any and all claims, counter-claims, or issues of accounting presented to the arbitrator and that the award shall be made and promptly paid or performed free of any tax deduction or set-off. The award shall include interest from the breach or violation of this Agreement, as determined by the arbitrator, and from the date of the award until paid at a fluctuating rate per annum equal to the one month term, LIBOR rate published for U.S. dollar deposits, as published by the Financial Times of London plus three percent.

(d) The arbitrator shall be, and remain at all times, wholly independent and impartial.

(e) The costs of the arbitration proceedings (including lawyer's fees and costs) shall be borne in the manner determined by the arbitrator. Consequential and/or punitive damages shall not be allowed.

9.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VAALCO GABON (ETAME) INC.                      SASOL PETROLEUM INTERNATIONAL
                                               (PTY) LTD.


By:                                            By
      ---------------------------                    ---------------------------
Name:                                          Name:
      ---------------------------                    ---------------------------
Title:                                         Title:
      ---------------------------                    ---------------------------

                                   ANNEXURE A

                              DISCLOSURE SCHEDULE


UNFILED TAX RETURNS.

The Company has not filed Gabonese tax refunds for the fiscal years 1997, 1998 and 1999.

There will be a modest penalty assessed upon filing of the returns, for which Seller will be liable under the terms of Section 6.02, but no interest as no taxes are owed.

OUTSTANDING CAPITAL COMMITMENTS.

AFE #005, dated December 5, 2000, for drilling of Etame Well 3V ("ET-3V") in the Etame Main Block.

CONSENTS, APPROVALS OR WAIVERS.

---------------------------------------------------------------------------------------------------
    AGREEMENT        |             TYPE OF RIGHT              |                PARTY
---------------------|----------------------------------------|------------------------------------
                     |                                        |
Requirement of       |      Consent to Transfer Shares of     |       Bermuda Monetary Authority
Applicable Law       |      Western Atlas Afrique, Ltd.       |
---------------------|----------------------------------------|------------------------------------
Requirement of       |       Consent to Currency Transfer     |       South African Reserve Bank
Applicable Law       |                                        |
---------------------------------------------------------------------------------------------------